Exhibit 5.1

April 8, 2010

Live Nation Entertainment, Inc.

9348 Civic Center Drive

Beverly Hills, CA 90210

Re: Live Nation Entertainment, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

In my capacity as Deputy General Counsel of Live Nation Entertainment, Inc. (the “Company”), I have acted as counsel to the Company in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the purpose of registering 2,969,187 shares of common stock, $0.01 par value per share, of the Company (the “Shares”) issuable pursuant to the Amended and Restated Ticketmaster Entertainment, Inc. 2008 Stock and Annual Incentive Plan (the “Plan”) and the associated Series A Junior Participating Preferred Stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of  December 21, 2005, between the Company and The Bank of New York, as rights agent, as amended.

I have examined the Registration Statement and copies or originals of such other instruments, documents and records of the Company, have examined such questions of law and have satisfied myself as to such matters of fact as I have deemed relevant and necessary for the purpose of expressing the opinions herein. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with originals of all documents presented to me as copies.

Based upon the foregoing, I am of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.	The Shares and the associated Rights issuable pursuant to the Plan have been duly and validly authorized and, subject to the issuance of the Shares and payment thereof in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

The above opinions are limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons from whom consent is required by Section 7 of the Act or the related rules promulgated by the Commission.

Very truly yours,

/s/ Eric Lassen
Eric Lassen Senior Vice President and Deputy General Counsel